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                                                                   EXHIBIT 99.1


                              AAR SOARS TO RECORD
                         QUARTERLY SALES AND NET INCOME

(In thousands except per share data)

                                     Three Months Ended
                                        November 30,
                                        ------------
                                      1997           1996
                                      ----           ----
Net Sales                         $   180,156    $  135,675
Operating Income                       14,916         9,793
Pretax Income                          12,016         7,423
Net Income                              8,411         5,144
Earnings Per Share                 $      .46    $      .32
Average Shares Outstanding             18,353        16,078


WOOD DALE, ILLINOIS, December 11, 1997 -- AAR CORP. today announced that for the Company's second quarter ended November 30, 1997, net income increased 63.5% to a record $8,411,000 from $5,144,000, on record quarterly net sales of $180,156,000, a 32.8% increase over sales of $135,675,000 for the same period last year. Earnings per share increased 43.8% to 46 cents from 32 cents the prior year, after giving effect to a 14% increase in average shares outstanding.

    For the first half of the fiscal year, net income rose 57.3% to a record $15,721,000 from $9,992,000 while sales for the first six months increased 29.2% to a record $351,062,000 compared with $271,712,000 in the prior year. Earnings per share increased to 86 cents from 62 cents in the prior year.

    "For the quarter, all three of the Company's business groups experienced sales and earnings growth as we benefitted from the successful implementation of our long-term strategies and a friendly industry environment," stated David P. Storch, President and Chief Executive Officer of AAR CORP. "We continue to win long-term agreements, invest in expanded capability through acquisitions, internal development


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and opportunistic inventory buys while driving productivity and efficiency improvements throughout the Company. The success of these strategies resulted in significant progress in our financial ratios this quarter."

    The signing of the following significant agreements and acquisition highlighted the quarter:

    - Signed an exclusive agreement with Delta Air Lines to be the sole source non-OEM supplier of engine parts and bare engine accessories for the Delta aircraft fleet. The initial term of the agreement is three years, and the Company began to realize benefits during the second quarter. Delta engine overhaul facilities service more than 700 engines per year for the airline's fleet of more than 550 jet aircraft.

    - Selected by Federal Express to design and manufacture cargo loading systems for 11 new Airbus A300 freighter aircraft. Delivery of the systems will begin in April 1998 and continue into the year 2000.

    - Won a contract to provide complete logistics support and aircraft maintenance for 11 aircraft operated by the U.S. Marshals Service. The one-year contract is valued at $12 million.

    - Acquired ATR International, a company that engineers and manufactures advanced composite parts and structures for the aviation/aerospace industry. The company achieved strong growth over the past two years and fits AAR's strategy to significantly expand composite manufacturing capability for new production commercial and business aircraft and take advantage of a growing number of aftermarket support opportunities. The Company's


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       results for the second quarter include one month from ATR International.

    AAR CORP., traded NYSE (AIR), is a leading supplier of aerospace/aviation products and services. The Company primarily supplies parts and equipment, performs technical services and manufactures proprietary products for the global aviation industry.

                                         ###









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                              AAR CORP. AND SUBSIDIARIES
                          COMPARATIVE STATEMENT OF EARNINGS
                      FOR THE THREE- AND SIX-MONTH PERIODS ENDED
                              NOVEMBER 30, 1997 AND 1996
                         (In thousands except per share data)

                                    Three Month            Six Months
                                    -----------            ----------
                                  1997       1996         1997       1996
                                    (Unaudited)            (Unaudited)

Net sales                       $180,156   $135,675     $351,062   $271,712
Operating income                  14,916      9,793       27,810     19,006
Pretax income                     12,016      7,423       22,470     14,321
Net income                         8,411      5,144       15,721      9,992
Net income per share of
common stock                    $    .46   $    .32     $    .86   $    .62
Average shares outstanding        18,353     16,078       18,339     16,027


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                              AAR CORP. AND SUBSIDIARIES
                               BALANCE SHEET HIGHLIGHTS
                         (In thousands except per share data)


                                     November 30,          May 31,
                                        1997                1997
                                        ----                ----
                                    (Unaudited)      (Derived from audited
                                                     financial statements)

Current assets                       $424,355              $414,100
Current liabilities                   126,100                99,981
Working capital                       298,255               314,119
Long-term debt                        118,508               116,818
Stockholders' equity                  283,330               269,259
Book value per share                 $  15.43              $  14.79
Shares outstanding                     18,361                18,204